Exhibit 8.2

May 2, 2017

Achieve Life Science, Inc.

30 Sunnyside Avenue

Mill Valley, California 94941

Re:	Merger of Achieve Life Science, Inc. and OncoGenex Pharmaceuticals, Inc.

Ladies and Gentlemen,

We have acted as your counsel in connection with the proposed merger of Ash Acquisition Sub, Inc., a Delaware corporation (“Merger Sub 1”), and a wholly owned subsidiary of OncoGenex Pharmaceuticals, Inc., a Delaware corporation (“OncoGenex”), with and into Achieve Life Science, Inc., a Delaware corporation (“Achieve”), (the “First Merger”) with Achieve becoming a wholly-owned subsidiary of OncoGenex and the surviving corporation of the First Merger (the “Initial Surviving Corporation”). Promptly following the First Merger and as part of the same plan and arrangement, the Initial Surviving Corporation will merge with and into Ash Acquisition Sub 2, Inc. (“Merger Sub 2”), a Delaware corporation and wholly owned subsidiary of OncoGenex, with Merger Sub 2 continuing as the surviving entity in the second merger as a direct wholly owned subsidiary of OncoGenex (the First Merger and the second merger, together, are referred to as the “Merger”) in accordance with that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of January 5, 2017. The Merger is described in the Registration Statement on Form S-4 of OncoGenex (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the proxy statement/prospectus/information statement forming a part thereof (the “Proxy Statement/Prospectus/Information Statement”). At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion that the Merger will constitute a “reorganization” within the meaning of Section 368 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

In rendering our opinion, we have examined the following documents (the “Documents”):

(a)	The Merger Agreement;

(b)	The Registration Statement;

Achieve Life Science, Inc.

May 2, 2017

(c)	Certain representations and other statements made by OncoGenex and Achieve in letters delivered to us in connection with this opinion; and

(d)	Such other documents and records as we have deemed necessary in order to enable us to render our opinion.

In rendering our opinion, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in our opinion.

In addition, for purposes of rendering our opinion, we have assumed with your permission that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

It is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications set forth in this letter and the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of the Proxy Statement/Prospectus/Information Statement, we confirm that the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of the Proxy Statement/Prospectus/Information Statement constitutes our opinion of the material U.S. federal income tax consequences of the Merger. Other than that expressed therein, we express no opinion on the tax consequences of the Merger under state, local and foreign tax laws.

This opinion is being rendered solely in connection with the filing of the Registration Statement. This opinion is rendered only as of the date hereof, and we undertake no obligation to supplement, update or revise the opinion after the date hereof to reflect any changes (including changes that have retroactive effect) in applicable law or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, agreement or assumption relied upon herein that becomes untrue, incorrect or incomplete.

Our opinion is based upon the Code, applicable U.S. Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof, which are subject to change

Achieve Life Science, Inc.

May 2, 2017

(possibly with retroactive effect) so as to affect the conclusions stated herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Sincerely,

/s/ PAUL HASTINGS LLP